FOR IMMEDIATE RELEASE

For more information contact:
Richard L. Bergmark, 713-328-2101
Fax: 713-328-2151

CORE LAB POSTS RECORD QUARTERLY REVENUE AND NET INCOME FOR Q1 2006
AND FURTHER RAISES 2006 GUIDANCE

AMSTERDAM (26 April 2006) - Core Laboratories (NYSE: "CLB") announced record quarterly revenues of $137,335,000, up 18% over prior year totals, and record net income of $16,145,000 for the first quarter of 2006. Year-over-year earnings per diluted share (EPS) from continuing operations for the quarter almost doubled, increasing to $0.58. The first quarter 2006 EPS total was also an all-time quarterly high.

First quarter operating income climbed 74% to $24,388,000 year-over-year, while operating margins, which is calculated as operating income divided by revenues, reached 18%, the highest first quarter operating margins in Company history and the second highest quarterly operating margins ever recorded by Core. Year-over-year first quarter operating margins increased over 560 basis points and year-over-year incremental margins, which is calculated as the change in operating income divided by the change in revenues, exceeded 48%.

The Company continued to benefit from the successful introduction of new technologies and services that optimize daily hydrocarbon production and maximize total recovery from producing oil and natural gas fields. Leveraging these new technologies throughout the world has enabled the Company to increase revenues by almost 30%, or over $110,000,000, the last two years while increasing operational headcount by only 50 employees. The Company believes that this high level of scalability will enable revenues to increase another approximately $80,000,000 in 2006, to over $560,000,000, while it plans to add only 75 personnel during the year.

This high degree of leverage and scalability is related to improved operational execution, development of complementary technologies and services that can be performed by the Company's existing employees, as well as increased efficiencies in both manufacturing and service operations. While scaling up operations, Core has been able to keep capital expenditures essentially equal to depreciation over this three-year period. Consequently, the Company's business model has demonstrated a high degree of operating leverage without requiring significant incremental investment.

For the first time in Company history, first quarter revenue, net income and EPS exceeded fourth quarter totals from the prior year. First quarter results were bolstered by the continued increase in market acceptance for, and penetration by, Core's recently introduced technologies, which include:

-	High Efficiency Reservoir Optimization (HEROTM) perforating charges and gun systems

-	SpectraScanTM, SpectraStimTM, SpectraChemTM, SpectraGuardTM, and SpectraFloodTM hydraulic fracture and field-flood diagnostic services.

-	QuickRock Properties (QRPSM) technology for developing and exploiting non-conventional natural-gas reservoirs.

"Core Laboratories continues to benefit from the development of new technologies, services and products that optimize our client's reservoir performance," said Core's Chief Operating Officer, Monty L. Davis. "Increasing revenue streams from Core's HERO perforating charges and gun systems, our patented and proprietary hydraulic fracture and field-flood diagnostic services and the Company's leading technical expertise in non-conventional natural gas reservoirs, are expanding margins and driving earnings. Core's unique focus on reservoir optimization technologies has the Company strategically positioned to meet our clients' challenges to produce more hydrocarbons everyday and over the lives of their producing fields."

Core Laboratories continues to develop new proprietary and patented technologies needed for development of difficult reservoir sequences like the Canadian oil sands, and to maximize the hydrocarbon recovery from mature and ultra-mature fields. In Canada, Core has introduced client-specific proprietary procedures to determine the salinity of bitumen-carrying water, characterize the types and percentages of swelling clay particulates and measure the particle size distribution of produced sand. The combination of these proprietary technologies generate data sets that are essential to designing upgraders to maximize bitumen extraction and optimizing pipeline size and bitumen/diluent flow to minimize the scouring of the pipeline wall.

Core Lab technologies also are being used in the oil sands to high grade zones for the placement of Steam Assisted Gravity Drainage (SAGD) development projects. Cored zones from the oil-sand reservoirs are analyzed to determine the optimal placement of the horizontal well that will flood the zone with steam and the parallel horizontal well that will be used to recover the mobilized hydrocarbons. Optimal placement of these wellbores significantly lowers operating costs while maximizing hydrocarbon recovery.

For mature and ultra-mature fields worldwide, Core continues to develop industry-leading miscible gas flood technologies. Miscible gas floods can use combinations of heavy hydrocarbon gases, carbon dioxide and nitrogen to reinject into aging reservoirs. These floods, which are relatively expensive, have the greatest potential to boost ultimate hydrocarbon recoveries from many of the world's mature and ultra-mature producing fields. Currently, the Company has several active pilot studies underway for aging North Sea and Middle Eastern reservoirs.

More than 70% of the Company's revenue was sourced from oil and natural gas field developments outside of the United States. Although many of reservoir rocks and reservoir fluid samples are analyzed in US-based facilities (at the request of Core's clients), the cores and crude-oil, along with its derivative products, natural gas, and water samples originate from projects located in West Africa, the Middle East, the former Soviet Union and Asia-Pacific regions. The Company has continued to build its international sales and marketing staff in an effort to increase its technological interactions with national oil companies.

Segment Highlights

We report our results under three segments: Reservoir Description, Production Enhancement and Reservoir Management.

Reservoir Description

Reservoir Description operations posted revenues of $71,204,000, up 6% from prior year totals while operating income increased over 42% to $9,191,000 yielding operating margins of 13%. Year-over-year operating margins increased 334 basis points as the Company continued to eliminate, downsize and replace lower margin projects with those that have a higher content of Core's newer services and technologies. Consequently, year-over-year quarterly incremental margins were over 50% for the fourth consecutive quarter.

These newer Reservoir Description services included Core's Pressurized Fluid Imaging (PFITM) technology, used in flow assurance studies. The PFI technology is particularly effective in deepwater fields, where it helps to ensure uninterrupted hydrocarbon flow from high temperature reservoirs through flowlines surrounded by near-freezing sea water. Also, Core's QuickRock Properties (QRPTM) technologies are being applied to the development of non-conventional natural gas reservoirs. QRP high-grades zones of reservoir quality in tight-gas sands and organic rich shale reservoirs.

Production Enhancement

Production Enhancement operations posted its best quarter in Company history. Revenues increased 32% over prior year totals to $56,080,000 while quarterly operating income nearly doubled to $12,920,000. Operating margins expanded 770 basis points to 23%, and year-over-year incremental margins were 47%. A confluence of recently introduced technologies and services are rapidly gaining market acceptance and contributed significantly to the historic results.

Core's High Efficiency Reservoir Optimization (HEROTM) perforating charges and gun systems are now gaining acceptance outside of the North American natural gas markets. The patented perforating charge design and the use of proprietary powdered metal technology are proven to reduce formation damage during well completion. This permits greater initial hydrocarbon flow and greater ultimate hydrocarbon recovery over the life of the reservoir. Recently shipments of HERO charges were sent to Iraq, Libya, and New Zealand. In New Zealand, some 10,000 HERO charges were used to perforate an entire 2,000 foot horizontal reservoir interval. The entire 2,000 foot interval was perforated in one event with one continuous gun system, saving significant rig time and associated costs. More importantly, initial production results have been very positive in the first of several horizontal wells to be completed using HERO technology.

Core's hydraulic fracture and field flood diagnostic services are being applied to more unconventional reservoir and field developments. Most recently SpectraScanTM, SpectraStimTM, and SpectraChemTM technologies were employed to optimize completions in the Bakken formation located in the Williston basin. The unconventional crude-oil play is gaining momentum as new technologies are significantly improving the economics of the horizontal oil wells drilled into the Bakken.

Reservoir Management

Reservoir Management operations also posted its best quarter in Company history. Revenues increased 64% over prior year totals to $10,051,000 while quarterly operating income more than tripled to $2,940,000. Operating margins doubled to over 29% while year-over-year incremental margins were 52%.

Unprecedented demand for regional geological, petrophysical and geomechanical data sets from unconventional natural gas reservoirs has led to record levels of oil company participation in Core's The Reservoir Characteristics and Production Properties of Gas Shales and The Geophysical, Petrophysical and Geomechanical Properties of Tight Gas Sand Reservoirs studies. Both studies now have more than 30 participating companies.

Proposed 2-for-1 Stock Split

The Company recently announced that its Board of Supervisory Directors has approved a 2-for-1 stock split of all of Core's outstanding common shares, payable on or about 7 July, 2006 to shareholders of record as of 30 June, 2006. The stock split will be effected by the issuance of one common share for each common share outstanding on the record date, pending shareholder approval. The Company will seek authorization for the stock split at its upcoming Annual Shareholder's Meeting scheduled for June 2006. After the stock split, Core will have approximately 55,000,000 diluted shares outstanding. Core believes this action will eventually lead to increased trading volume of CLB shares while increasing share liquidity. Currently, the Company trades an average of approximately 184,000 shares per day on the NYSE. Core previously split its common shares on a 2-for-1 basis in December 1997, which ultimately led to increased trading volume and share liquidity.

Stock Repurchase Program - Cash Flow

Core continued its Share Repurchase Program during the first quarter of 2006, buying 564,000 common shares in the open market. The purchases totaled $25,483,000 and represented the largest dollar total purchased in a quarter since the third quarter of 2003. The Company used its free cash flow generation to purchase the shares, which equaled approximately 2% of Core's outstanding share total. At the end of the first quarter, Core had approximately 25,500,000 shares outstanding and 27,800,000 diluted shares outstanding.

From the inception of the Share Repurchase Program in October 2002 to the end of the first quarter, 2006, Core has repurchased approximately 9,808,000 shares at an approximate average share price of $18.45. Core has invested over $180,000,000 in its Share Repurchase Program and has bought back more than 25% of its diluted shares outstanding. As of 31 March 2006, the Company has authorization to repurchase an additional 988,405 shares through October 2006. Core will again seek authorization to continue to repurchase up to 10% of its then outstanding shares at the Annual Shareholder's Meeting in June 2006.

The Company generated over $20,536,000 in free cash flow during the first quarter. On an annualized basis, the free cash flow would equal approximately $2.96 per share providing a free cash flow yield of about 6.2%, one of the highest in the oilfield services industry.

"Core Laboratories has conducted the most aggressive stock repurchase program in the oilfield services sector during the past three years and one of the most aggressive for all companies listed on the NYSE", said Executive Vice President Richard L. Bergmark. "The Company has repurchased over 25% of its outstanding shares, which we felt were clearly undervalued. Moreover, we did this while investing in our newer technologies that have helped create higher levels of revenues and earnings - in addition to our ongoing capital expenditure program that ensures we have a strong foundation for continued growth. With Core's Supervisory Board of Directors and Executive and Operational management beneficially owning more than 10% of the Company, we are clearly aligned with our shareholders' best interests. Core will continue to use the Company's substantial free cash flow to build shareholder value."

Revised Second Quarter 2006 and Full-Year Guidance

For the second quarter of 2006, Core now expects revenue to range between $138,000,000 and $145,000,000, up from prior guidance of $135,000,000 to $140,000,000. Earnings per diluted share are now expected to be in the $0.60 to $0.62 range. This new EPS guidance is up from prior guidance in the $0.54 to $0.58 range and is up over 60% when compared to the EPS of $0.37 for the second quarter of 2005.

For the full-year 2006, Core anticipates revenue exceeding $560,000,000 with earnings per diluted share now anticipated to range from $2.50 to $2.70, up from our prior guidance of $2.20 to $2.30 per share. The full-year guidance includes all FAS 123R expenses.

Upon adoption of FAS 123R, the Company's Equity Based Stock Compensation plans were classified as equity instruments and, accordingly, they will cease to be remeasured each quarter to reflect the current stock price. Rather, the value of the awards will be fixed at the original grant date fair value and amortized over the remaining service period. Under this accounting treatment, Core expects the expense for these plans will be approximately $0.02 to $0.03 per share for each of the remaining quarters of this year. Core's FAS 123R cost for all of 2006 is expected to total approximately $4,400,000 on a pre-tax basis. This total would be less that 4% of the approximately $123,000,000 in earnings before interest and tax plus depreciation and amortization (EBITDA) the Company expects to generate in 2006. At the end of the second quarter 2006, there will be approximately 378,000 shares subject to awards granted under Core's Equity-Based Stock Compensation Plans. This share total equals approximately 1.4% of the total diluted outstanding shares of the Company.

Excluding FAS 123R expenses, Core anticipates full-year 2006 earnings per diluted share at $2.61 to $2.81 up more than 50% when compared with 2005 earnings of $1.74 per diluted share, excluding all FAS 123R costs and senior note prepayment costs.

The Company has scheduled a conference call to discuss this quarter's earnings announcement. The call will begin at 7:30 a.m. CDT on Thursday, 27 April 2006. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

The Company's outlook is subject to various important cautionary factors as more fully described in the Company's 2005 Form 10-K filed on 23 February 2006, and in other securities filings. This release includes forward-looking statements regarding the future revenues and profitability of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's actual results may differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.

# # #

CORE LABORATORIES N.V. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except share and per share data)
(UNAUDITED)

	Three Months Ended
	31 March 2006	31 March 2005

REVENUES	$ 137,335	$ 115,955

OPERATING EXPENSES:
Costs of services and sales	100,148	90,061
General and administrative expenses	10,545	7,660
Depreciation and amortization	4,124	3,714
Other (income) expense, net	(1,870)	492
	112,947	101,927

OPERATING INCOME	24,388	14,028
INTEREST EXPENSE	1,324	2,036

INCOME BEFORE INCOME TAX EXPENSE	23,064	11,992
INCOME TAX EXPENSE	6,919	3,269
NET INCOME	$ 16,145	$ 8,723

Diluted Earnings Per Share:	$ 0.58	$ 0.31

WEIGHTED AVERAGE DILUTED COMMON
SHARES OUTSTANDING	27,809	27,996

SEGMENT INFORMATION:

Revenues:
Reservoir Description	$ 71,204	$ 67,432
Production Enhancement	56,080	42,407
Reservoir Management	10,051	6,116
Total	$ 137,335	$ 115,955

Operating income:
Reservoir Description	$ 9,191	$ 6,451
Production Enhancement	12,920	6,506
Reservoir Management	2,940	907
Corporate and other	(663)	164
Total	$ 24,388	$ 14,028

CORE LABORATORIES N.V. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
 (amounts in thousands)
(Unaudited)

ASSETS:	31 March 2006	31 December 2005

Cash and Cash Equivalents	$ 16,030	$ 13,743
Accounts Receivable, net	108,880	99,129
Inventory	27,326	29,104
Other Current Assets	14,777	11,269
Total Current Assets	167,013	153,245

Property, Plant and Equipment, net	81,434	81,342
Intangibles, Goodwill and Other Long Term Assets, net	158,207	160,014
Total Assets	$ 406,654	$ 394,601

LIABILITIES AND SHAREHOLDERS' EQUITY:

Accounts Payable	$ 30,150	$ 32,557
Other Current Liabilities	43,507	36,199
Discontinued Operations	-	800
Total Current Liabilities	73,657	69,556

Long-Term Debt and Lease Obligations	91,103	86,104
Other Long-Term Liabilities	35,132	24,684
Shareholders' Equity	206,762	214,257
Total Liabilities and Shareholders' Equity	$ 406,654	$ 394,601

CORE LABORATORIES N.V. & SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOW
(amounts in thousands)
(Unaudited)

Three Months Ended
31 March 2006

CASH FLOWS FROM OPERATING ACTIVITIES	$ 24,821

CASH FLOWS FROM INVESTING ACTIVITIES	$ (2,684)

CASH FLOWS FROM FINANCING ACTIVITIES	$ (19,850)

NET CHANGE IN CASH AND CASH EQUIVALENTS	2,287
CASH AND CASH EQUIVALENTS, beginning of period	13,743
CASH AND CASH EQUIVALENTS, end of period	$ 16,030

Non-GAAP Information

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative to operating income, net income (loss), or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow as a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow
(amounts in thousands)
Three Months Ended
Free cash flow calculation:	31 March 2006

Net cash provided by operating activities	$ 24,821
Less: capital expenditures	4,285
Free cash flow	$ 20,536

Earnings per Diluted Share, Excluding FAS 123R Costs; or Earnings per Diluted Share, Excluding FAS 123R Costs and Senior Note Prepayment Costs

Management believes that the exclusion of certain expenses and credits enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded items.  For this reason, we used certain non-GAAP measures that exclude these non-recurring items; we felt that presentation provides the public a clearer comparison with the numbers reported in prior periods.

Reconciliation of Diluted Earnings Per Share

	Three Months Ended	Twelve Months Ended
	31 March 2006	31 December 2005

Net Income From Continuing Operations	$ 0.58	$ 1.13
Senior Note Prepayment Charge	-	0.15
FAS 123R Cost	0.03	0.38
Change in Tax Rate	-	0.08
Net Income Before the Impact of FAS 123R Cost	$ 0.61	$ 1.74

Full Year 2006 Guidance	Low end of range	High end of range

Net Income	$ 2.50	$ 2.70
Plus: FAS 123R Cost	0.11	0.11
Net Income Before the Impact of FAS 123R Cost	$ 2.61	$ 2.81

Earning Before Interest and Tax Plus Depreciation and Amortization (EBITDA)

EBITDA is a non-GAAP measurement. Management uses EBITDA because it believes that such measurements are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and that these measurements may be used by investors to make informed investment decisions.

(amounts in thousands)
Full Year 2006

Projected income before income tax expense	$ 103,000
Projected interest expense	4,000
Projected operating income before interest and income tax expense	107,000
Projected depreciation and amortization	16,000

Projected earnings before interest expense, taxes, depreciation and amortization (EBITDA)	$ 123,000